As filed with the Securities and Exchange Commission on February 6, 2020.

Registration No. 333-236156

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

APPLIED GENETIC TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2836	59-3553710
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

14193

NW 119th Terrace, Suite 10

Alachua, Florida 32615

(386) 462-2204

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Susan B. Washer

President and Chief Executive Officer

14193 NW 119th Terrace, Suite 10

Alachua, Florida 32615

(386) 462-2204

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stacie S. Aarestad Foley Hoag LLP Seaport West 155 Seaport Boulevard Boston, MA 02110 (617) 832-1000	Brian Krex General Counsel Applied Genetic Technologies Company One Kendall Square, 1400W Cambridge, MA 02139	Yasin Keshvargar Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒

333-236156

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

This post-effective amendment shall become effective upon filing with the Securities and Exchange Commission (the “Commission”) in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

Explanatory Note and Incorporation By Reference

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registrant’s Registration Statement on Form S-1 (File No. 333-236156), as amended, declared effective on February 6, 2020 by the Commission. The Registrant is filing this Amendment for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than Item 16(a) of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Exhibit Index

Exhibit No.	Description

5.1*	Opinion of Foley Hoag LLP

23.2*	Consent of Foley Hoag LLP (included in Exhibit 5.1)

24.1**	Powers of Attorney

*	Filed herewith
**

Filed as Exhibit 24.1 to the registrant’s Registration Statement on Form S-1 (File No. 333-236156) filed with the Commission on January 29, 2020, as amended, and incorporated in this Registration Statement by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alachua, State of Florida, on the 6th day of February, 2020.

APPLIED GENETIC TECHNOLOGIES CORPORATION

By:	/s/ Susan B. Washer
Susan B. Washer
President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Susan B. Washer Susan B. Washer	Chief Executive Officer, President and Director (Principal Executive Officer)	February 6, 2020

/s/ William A. Sullivan William A. Sullivan	Chief Financial Officer (Principal Financial and Accounting Officer)	February 6, 2020

* Scott Koenig	Director	February 6, 2020

* William Aliski	Director	February 6, 2020

* Ed Hurwitz	Director	February 6, 2020

* Ivana Magovcevic-Liebisch	Director	February 6, 2020

*	Director	February 6, 2020
Anne VanLent

* James Rosen	Director	February 6, 2020

*By:	/s/ Susan B. Washer
Susan B. Washer
Attorney-in-Fact